Exhibit 99.1

Moleculin Announces New Annamycin Collaboration in Brain Tumors

Investigator-Initiated Preclinical studies at CIC biomaGUNE aimed at combatting Glioblastoma Multiforme

Research will evaluate effects of intra-arterial delivery of Annamycin

HOUSTON, December 8, 2025 — Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a late-stage pharmaceutical company with a broad portfolio of drug candidates targeting hard-to-treat cancers and viral infections, today announced it has entered into a research and material transfer agreement with CIC biomaGUNE, a non-profit research organization created to promote scientific research and technological innovation at the highest levels in the Basque Country, Spain, for investigator-initiated preclinical research evaluating Annamycin for the treatment of glioblastoma multiforme (GBM), a form of brain cancer.

Under the terms of the agreement Moleculin will supply Annamycin and Jesús Ruiz-Cabello, Principal Investigator at CIC biomaGUNE will conduct the planned preclinical research. The studies covered under this agreement will evaluate tumor progression following intra-arterial delivery of liposomal Annamycin (L-Annamycin) and Free-Annamycin as compared to Doxil and Free-doxorubicin in mouse models.

Walter Klemp, Chairman and CEO of Moleculin, commented, “We are excited to further expand our efforts to advance and develop Annamycin across a number of investigator-initiated studies. Annamycin has demonstrated clinical activity in acute myeloid leukemia and soft tissue sarcomas while also showing potential in preclinical models in pancreatic, GBM, and certain liver cancers amongst others.”

Mr. Klemp continued, “GBM remains an area of profound unmet medical need, with current therapies offering only limited survival benefit and no meaningful long-term solutions. Collaborating with the premier research team at CIC biomaGUNE provides an important opportunity to explore Annamycin’s potential to overcome the challenges of drug delivery and resistance in central nervous system tumors. This work highlights the potential breadth of Annamycin and underscores our commitment to advancing innovative therapies for patients facing cancers with few or no effective options.”

Glioblastoma is a common type of tumor originating in the brain. The average annual age-adjusted incidence rate of glioblastoma is 3.19 per 100,000 persons in the United States.1 Glioblastoma is the most aggressive malignant primary brain tumor with a median survival of only 15 months.2 It is the most common malignant primary brain tumor making up 54% of all gliomas and 16% of all primary brain tumors.3 Despite advancements for other cancers, the survival rate for glioblastoma has not changed significantly in the last three decades.4

1 Thakkar J, Dolecek TA, Horbinski C, Ostrom QT, Lightner DD, Barnholtz-Sloan JS, et al. Epidemiologic and molecular prognostic review of glioblastoma. Cancer Epidemiol. Biomarkers Rev. 2014;23(10):1985-96.

2 Koshy M, Villano JL, Dolecek TA, Howard A, Mahmood U, Chmura SJ, et al. Improved survival time trends of glioblastoma using the SEER 17 population-based registries. J Neuro Oncol. 2012;107(1):207-12

3 Ostrom QT, Gittleman H, Farah P, Ondracek A, Chen Y, Wolinsky Y, et al. CBTRUS statistical report: Primary brain and central nervous system tumors diagnosed in the United States in 2006-2010. Neuro Oncol. 2013;15 Suppl:2ii-56.

4 De Vleeschouwer S, editor. Brisbane (AU): Codon Publications; 2017 Sep 27.

Annamycin, also known by its non-proprietary name of naxtarubicin, currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of STS lung metastases. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory AML from the EMA.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a Phase 3 clinical stage pharmaceutical company advancing a pipeline of therapeutic candidates addressing hard-to-treat tumors and viruses. The Company’s lead program, Annamycin, is a next-generation highly efficacious and well tolerated anthracycline designed to avoid multidrug resistance mechanisms and to lack the cardiotoxicity common with currently prescribed anthracyclines. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

The Company has begun the MIRACLE (Moleculin R/R AML AnnAraC Clinical Evaluation) Trial (MB-108), a pivotal, adaptive design Phase 3 trial evaluating Annamycin in combination with cytarabine, together referred to as AnnAraC, for the treatment of relapsed or refractory acute myeloid leukemia. Following a successful Phase 1B/2 study (MB-106), with input from the FDA, the Company believes it has substantially de-risked the development pathway towards a potential approval for Annamycin for the treatment of AML. This study remains subject to appropriate future filings with potential additional feedback from the FDA and their foreign equivalents.

For more information about the MIRACLE trial, visit clinicaltrials.gov and reference identifier NCT06788756. Additionally, the clinical trial in the EU is on euclinicaltrials.eu and the reference identifier there is 2024-518359-47-00.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers. Moleculin also has in its pipeline a portfolio of antimetabolites, including WP1122 for the potential treatment of pathogenic viruses, as well as certain cancer indications.

For more information about the Company, please visit www.moleculin.com and connect on X, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding the research to be conducted at UNC, the potential outcomes of such research, and the timing of the commencement of the investigator-initiated clinical trial described. Moleculin will require significant additional financing, for which the Company has no commitments, in order to conduct its clinical trials as described in this press release, and the milestones described in this press release assume the Company’s ability to secure such financing on a timely basis. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:
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Jenene Thomas

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